Exhibit 10.57.2

First Amendment to the
Change-in-Control Agreement for Robert H. Steinfeld

THIS FIRST AMENDMENT to the Change-in-Control Agreement by and between IMS Health Incorporated (the “Company”) and Robert H. Steinfeld (“Executive”) dated August 6, 1998 (the “Change-in-Control Agreement”) shall become effective as of January 1, 2007.

WHEREAS, the Company and Executive entered into the Change-in-Control Agreement effective as of August 6,1998; and

WHEREAS, the Company and Executive also entered into an Employment Agreement  effective as of November 14, 2000 and amended and restated the Employment Agreement effective as of February 11, 2003 and further amended the Employment Agreement by a First Amendment to the Employment Agreement effective January 1, 2005 (the “Employment Agreement”); and

WHEREAS, pursuant to Section 12 of the Employment Agreement, no payment or benefit under the Change-in-Control Agreement shall be made or extended which duplicates any payment or benefit under the Employment Agreement, but Executive shall remain entitled to any right or benefit under the Change-in-Control Agreement if and to the extent that such right or benefit is more favorable to Executive than a corresponding provision of the Employment Agreement; and

WHEREAS, pursuant to Section 3(b)(vi) of the Change-in-Control Agreement, in the event of Executive’s termination of employment by the Company without Cause or by Executive for Good Reason during the 24-month period following a Change in Control of the Company (as such capitalized terms are defined in the Change-in-Control Agreement), Executive is entitled to receive retiree medical and life benefits from the Company starting at age 55 regardless of Executive’s attained age at the time of his termination of employment; and

WHEREAS, the retiree medical and life benefits provided to Executive under Section 3(b)(vi) of the Change-in-Control Agreement are more favorable to Executive than the retiree medical and life benefits provided to Executive under the Employment Agreement inasmuch as the Employment Agreement requires Executive to have attained age 55 in order to be eligible for retiree medical benefits and does not provide retiree life benefits; and

WHEREAS, the Company and Executive desire to amend the Change-in-Control Agreement to clarify the retiree medical and life benefits provided pursuant to Section 3(b)(vi) thereof and to modify the terms of Section 3(b)(v) of the Change-in-Control Agreement concerning the medical and life benefits provided during the three-year period following a change in control of the Company.

NOW, THEREFORE, in consideration of the foregoing, the Company and Executive hereby agree as follows:

1.                                       Section 3(b)(v) of the Change-in-Control Agreement is amended to read in its entirety as follows:

“During the three-year period following your termination of employment, you will receive fully subsidized COBRA coverage (grossed up for your taxes) under the Company’s health plan for so long as it is available and thereafter you will be paid cash payments equivalent on an after-tax basis to the value of the health plan benefits you would have received under the Company’s health plan had you continued to be employed during such three-year period, with such payments to be made by the Company to you on a monthly basis (it being understood that the Company payments to you attributable to the health plan benefits will be equal on an after-tax basis to the monthly premium cost to you to purchase such health plan benefits separately, which shall not exceed the highest risk premium charged by a carrier having an investment grade or better credit rating).  You will also receive during such three-year period cash payments equivalent on an after-tax basis to the value of the life insurance benefits you  would have received under the Company’s life insurance plan had you continued to be employed during such three-year period, with such payments to be made by the Company to you on a monthly basis (it being understood that the Company payments to you attributable to the life insurance plan benefits will be equal on an after-tax basis to the monthly premium cost to you to purchase such life insurance plan benefits separately, which shall not exceed the highest risk premium charged by a carrier having an investment grade or better credit rating).  Notwithstanding the foregoing, the benefits described in this Section 3(b)(v) shall constitute secondary coverage with respect to any health or life insurance benefits actually received by you in connection with any subsequent employment (or self-employment) during the three-year period following your termination.”

2.                                       Section 3(b)(vi) of the Change-in-Control Agreement is amended to read in its entirety as follows:

“When you attain age 55, if you are eligible to participate in the Company’s retiree health and life insurance plans, you will receive monthly payments from the Company to reimburse you for your cost to participate in those plans, grossed up for your taxes.  If you are not eligible to participate in the Company’s retiree health and life insurance plans, you will instead receive cash payments equivalent on an after-tax basis to the value of the retiree health and life insurance benefits you would have received under the Company’s retiree health and life insurance plans (providing benefits no less than those provided on August 6, 1998) had you qualified for full retiree health and life insurance benefits under the Company’s retiree health and life insurance plans, with such payments to be made by the Company to you on a monthly basis (it being understood that the Company payments to you attributable to the health and life insurance benefits will be equal on an after-tax basis to the monthly premium cost to you to purchase such benefits separately, which shall not exceed the highest risk premium charged by a carrier having an investment grade or better credit rating).  Notwithstanding the foregoing, the benefits described in this Section 3(b)(vi) shall constitute secondary coverage with respect to any health or life insurance benefits actually received by you in connection with any subsequent employment (or self-employment) or otherwise following your attainment of age 55.”

IN WITNESS WHEREOF, Executive has hereunto set his hand and the Company has caused this instrument to be duly executed as of the 23rd day of February, 2007.

IMS HEALTH INCORPORATED

By:	/s/ David R. Carlucci
Name: David R. Carlucci
Title: Chairman, Chief Executive Officer and President

/s/ Robert H. Steinfeld
Robert H. Steinfeld